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                                                                    Exhibit 3.2


                           CERTIFICATE OF DESIGNATIONS
                                       OF
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                       NAVIGATION TECHNOLOGIES CORPORATION
                                     * * * *

          Adopted in accordance with the provisions ofss.151(g) of the
                General Corporation Law of the State of Delaware
                                     * * * *


         Judson Green, being the Chief Executive Officer and President of Navigation Technologies Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

         FIRST: The name of the corporation is Navigation Technologies Corporation, (hereinafter the "Corporation").


         SECOND: The Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Certificate of Incorporation") authorizes the issuance of 50,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation and expressly vests in the Board of Directors of the Corporation (the "Board") the authority provided therein to issue and or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participation, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         THIRD: The Board, pursuant to the authority expressly vested by the Restated Certificate of Incorporation, has adopted the following resolutions creating a Series A issue of Preferred Stock:

              "BE IT RESOLVED, that the issuance of a series of Preferred Stock of Navigation Technologies Corporation (the "Corporation") is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:

         Section 1. Designation. The distinctive serial designation of such series is "Series A Cumulative Convertible Preferred Stock" ("Series A"). Each share of Series A shall be identical in all respects to every other share of Series A.

         Section 2. Number of Shares. The number of shares of Series A shall be 5,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are purchased or otherwise acquired by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         Section 3. Definitions.  As used herein with respect to Series A:

         "Accrued Dividends" means, as of any date and with respect to each share of Series A, the total amount of Series A Dividends accrued with respect to such share in accordance with Section 4(a) (regardless of whether or not such Series A Dividends have been declared or are payable) from and including the issuance date thereof and excluding the date in question, less the aggregate amount of all Series A Dividends previously paid on such share.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York, and Chicago, Illinois, are not authorized or obligated by law, regulation or executive order to close.

         "Change of Control" means any transaction or series of related transactions, including, without limitation, any merger, consolidation, amalgamation, other reorganization or the sale or transfer of all or substantially all of the assets, of the Corporation with or into any other Person as a result or pursuant to which (i) any other Person or Persons acting together which would constitute a group (a "Group") within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision thereto, together with any affiliates (within the meaning of the Exchange Act) or related Persons (within the meaning of the Exchange Act) thereof, other than Philips, become the beneficial owner or owners (within the meaning set forth in Rule 13d-3 under the Exchange Act) of at least fifty percent (50%) of the outstanding common stock of the Corporation, or (ii) immediately following the consolidation or merger of the Corporation or the conveyance, transfer or lease of substantially all of the properties or assets of the Corporation, any Person or Group, together with any affiliates or related Persons, other than Philips, become the beneficial owners of at least fifty percent (50%) of outstanding common stock of the Person formed by such consolidation or into which the Corporation is merged, or the Person who acquires by conveyance or transfer, or which leases, substantially all of the properties and assets of the Corporation, and such Person or Group, together with any affiliates or related Persons, other than Philips, did not beneficially own at least fifty percent (50%) of the outstanding


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common stock of the Corporation, immediately preceding such consolidation or merger, or conveyance, transfer or lease of properties and assets.

         "Change of Control Minimum Price" means $0.65 per share of Common Stock (as such number shall be equitably adjusted for subsequent stock splits, combinations, distributions of stock dividends, issuances of rights or warrants, distributions of indebtedness, securities or assets or any other changes that may alter the current capitalization of the Company after the date hereof).

         "Change of Control Price" means, in connection with a Change of Control, the price per share (excluding any broker's fees or similar fees and expenses, including legal fees) payable by a Person or Group acquiring all or substantially all the Common Stock then outstanding or the price-per-share equivalent of any aggregate purchase price payable by a Person or Group acquiring all or substantially all of the assets of the Corporation for cash as determined by a majority of the disinterested members of the Board of Directors (in their sole discretion and whose determination in good faith shall be conclusive); provided, however, that the Change of Control Price shall in no event be less than the Change of Control Minimum Price.

         "Common Stock" means the class of stock of the Corporation that, as of the first date of issuance of shares of Series A, has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof.

         "Conversion Event" has the meaning set forth in Section 6(a).

         "Conversion Price" has the meaning set forth in Section 6(c).

         "Dividend Payment Date" has the meaning set forth in Section 4(a).

         "Dividend Period" means each calendar month.

         "Current Market Price" means the price per share of Common Stock as of October 1, 2002, as determined by a majority of the disinterested members of the Board of Directors, in their sole discretion and whose determination in good faith shall be conclusive, based (but not exclusively) on a valuation of the Corporation to be performed by any of Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other internationally recognized investment bank, and to be completed on or prior to September 15, 2002.

         "Initial Public Offering" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Corporation or stockholders of the Corporation or both having an aggregate offering price to the public of not less than $40,000,000 or, if such aggregate offering price is less, in which the aggregate number of shares of common stock sold in the offering equal at least twenty percent (20%) of the total number shares of common stock and preferred stock of the Corporation outstanding (exclusive of treasury shares) immediately after the closing of such offering.

         "Initial Public Offering Price" means the price per share at which shares of Common Stock are offered to the public in an Initial Public Offering (before giving effect to any underwriting discounts or other expenses, including legal fees).

         "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Liquidation Preference" means, as of any date and with respect to each share of Series A, the Original Liquidation Preference plus an amount equal to all Accrued Dividends; provided that the Liquidation Preference of a share of Series A will increase on a daily basis as Series A Dividends accrue on such share and will decrease only to the extent such Series A Dividends are actually paid. Notwithstanding the foregoing, in determining the number of shares of Common Stock to be issued upon conversion of Series A or in payment of a Series A Dividend on a Dividend Payment Date, Liquidation Preference shall not be deemed to include any dividends payable on any such date to the extent such dividends are to be paid on such date in accordance with the requirements of this Certificate of Designations.

         "Original Liquidation Preference" means $10 per share of Series A.

         "Person" means any individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

         "Philips" means Philips Consumer Electronic Services B.V., a private limited liability company organized under the laws of The Netherlands, and its affiliates (within the meaning of the Exchange Act).

         "Series A Dividends" has the meaning set forth in Section 4(a).

         Section 4. Dividends.

         (a) Cumulative Monthly Stock Dividends. Holders of Series A shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, monthly dividends ("Series A Dividends"), payable in additional shares of Series A on the last Business Day of each Dividend Period beginning in March 2001 (each of such dates, a "Dividend Payment Date") with respect to the Dividend Period (or portion thereof) ending on such Dividend Payment Date, at the rate of 2.21045% of the Liquidation Preference per share as of such Dividend Payment Date, and no more. Series A Dividends shall be cumulative from the date of issuance thereof and shall be payable to holders of record on the respective record date, which shall be fixed for that purpose by the Board of Directors in advance of payment of each particular dividend and shall be not more than 30 nor less than 10 days preceding such Dividend Payment Date; provided, however, that Series A Dividends shall be paid only at the written request of such holders of record. Any additional shares of Series A received as Series A Dividends shall be valued at the Liquidation Preference per share as of the respective Dividend Payment Date, and such additional shares shall be entitled to receive Series A Dividends as specified above from the date of issuance thereof. No interest, or sum of money in lieu of


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interest, shall be payable in respect of any dividend payments on shares of
Series A which may be in arrears.

         (b) Priority of Dividends. So long as any share of Series A remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than purchases of Junior Stock from former employees, officers, directors and/or consultants of the Corporation and other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless all Accrued Dividends on all outstanding shares of Series A for all past Dividend Periods have been paid in full and the full Series A Dividend for the then current Dividend Period has been paid or declared and set aside for payment. Subject to the forgoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor and the shares of Series A shall participate in any such dividend on a pro rata basis with the shares of any such Junior Stock.

         Section 5. Liquidation Rights.

         (a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to the Liquidation Preference.

         (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A, the amounts paid to the holders of Series A, shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series A.

         (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

         (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation, including a merger in which the holders of Series A receive cash or property for their shares, or the sale of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

         Section 6. Conversion Rights.

         (a) Automatic Conversion. At the earlier of (i) the closing of an Initial Public Offering, (ii) the closing of a Change of Control, and (iii) October 1, 2002 (each, a "Conversion Event"), each share of Series A shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Conversion Price (as defined below) as of the date of the Conversion Event. Upon the occurrence of a Conversion Event, the outstanding shares of Series A shall be converted automatically without any further action by the holders of such shares and whether or not certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A are either delivered to the Corporation as provided in Section 6(b) below or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Such shares shall be deemed to be converted immediately before the close of business on the date of the Conversion Event, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.

         (b) Surrender of Certificates. Upon the occurrence of a Conversion Event, the holders of Series A shall surrender the certificates representing such shares, duly endorsed or assigned either to the Corporation or in blank, at the principal office of the Corporation or at such other office as the Board of Directors may designate. As promptly as practicable on or after such date, the Corporation shall issue and deliver at such office to the Person or Persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

         (c) Conversion Price. The conversion price at which shares of Series A shall be convertible into Common Stock (the "Conversion Price") shall be the Initial Public Offering Price in the event described in Section 6(a)(i), the Change of Control Price in the event described in Section 6(a)(ii), or the Current Market Price in the event described in Section 6(a)(iii).

         (d) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of shares of Series A, the full number of shares of Common Stock then deliverable upon conversion of all shares of Series A outstanding.

             If any shares of Common Stock required to be reserved for issuance upon conversion of shares of Series A require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued or freely transferred upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. The requirements of this paragraph shall apply only when shares of Series A shall have become freely transferable under the Federal securities laws.

         (e) Transfer Taxes on Conversion. The Corporation shall pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series A pursuant hereto, other than any tax in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A so converted were registered. No such issuance or delivery in a name other than that in which the shares of Series A were registered shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

         (f) Certificate of Independent Accountants. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Section 6.

         Section 7. Voting Rights.

         (a) General. The holders of Series A shall be entitled to 12 votes per share (provided, however, that the number of votes corresponding to each such share shall be increased by a fraction, of which the numerator is the Liquidation Preference as of the relevant record date and the denominator is the Original Liquidation Preference of each such share) and, except as hereinafter provided, shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

         (b) Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of shareholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Series A at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

             (i) Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking on a parity with Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A;

             (ii) Authorization of Senior Stock. Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

             (iii) Certain Mergers and Consolidations. Any merger or consolidation of the Corporation with or into any entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or other equity securities in such merger or consolidation, will thereafter have no class or series of shares or other equity securities either authorized or outstanding ranking prior to Series A in the payment of dividends or in the distribution of assets of any liquidation, dissolution or winding up, except the same number of shares and the same amount of other equity securities with the same voting powers, preferences and special rights as the shares and equity securities of the Corporation respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series A outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation.

         (c) Changes in Authorized Preferred Stock. So long as any shares of Series A are outstanding, in addition to any other vote or consent of shareholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the shares of Series A and all other series of the Preferred Stock similarly entitled to vote upon the matters specified in this Subsection (d) at the time outstanding, voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment or alteration of the certificate of incorporation to increase or decrease (but not below the number of shares thereof then outstanding) the authorized number of shares of the Preferred Stock, or to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking on a parity with Series A and all such other series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         Section 8. Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation."

                                    * * * * *



IN WITNESS WHEREOF, Navigation Technologies Corporation has caused this certificate to be signed by Judson Green, its Chief Executive Officer and President, this 28th day of March, 2001.




                                       NAVIGATION TECHNOLOGIES
                                       CORPORATION


                                       By:    /s/ Judson Green
                                           ---------------------------------
                                       Name: Judson Green
                                       Title: President